Exhibit 99.1

State Street Corporation Achieves 9% Increase in Fee Revenue in Second Quarter Compared to 2004 Sequential-Quarter Positive Operating Leverage Continues

    BOSTON--(BUSINESS WIRE)--July 19, 2005--State Street Corporation announced today second-quarter earnings per share of $0.66. This result is up 2% from $0.65 in last year's second quarter, which included $0.03 per share for merger and integration costs associated with the acquisition of a substantial portion of Deutsche Bank's Global Securities Services (GSS) business. Revenue of $1.36 billion in the second quarter of 2005 is up 6%, or $74 million, compared to $1.29 billion in the year-ago quarter. Total expenses in the second quarter of 2005 of $1.03 billion are up 8%, or $75 million, which includes $26 million for a previously announced subleasing agreement, compared to $953 million in the year-ago quarter. Net income is $220 million, the same as in the year-ago quarter. For the second quarter of 2005, return on stockholders' equity is 14.4% compared to 14.9% in the second quarter of 2004.
    Ronald E. Logue, State Street's chairman and chief executive officer, said, "We are pleased with the results of the quarter, which were driven by continued strong fee revenue growth in investment servicing and management. Excluding the impact of the sub-lease agreement, we achieved sequential-quarter positive operating leverage again this quarter, helped by our strong focus on expense control. We are also pleased with our progress in creating opportunities to more actively manage our balance sheet in the face of a challenging interest-rate environment."
    Looking forward, Logue concluded, "As in past years, we expect seasonal weakness in market-driven revenue in the third quarter, however, we are positioned to achieve our financial goals and continue to expect that our results will fall toward the lower end of the previously announced ranges."

    SECOND QUARTER RESULTS VS. YEAR-AGO QUARTER

    Servicing fees are up 8%, to $618 million from $570 million in last year's second quarter. The increase is attributable to new business from existing and new clients in 2005 and higher equity market valuations. Total assets under custody are $9.6 trillion, up 5%, compared with $9.1 trillion in the year-ago quarter. Daily average values for the S&P 500 Index are up 5% from the second quarter of 2004; daily average values for the MSCI(R) EAFE Index(SM) are up 13%. The average values for the NASDAQ are up about 1%.
    Investment management fees, generated by State Street Global Advisors, are $173 million, up 13% from $153 million a year ago. Management fees reflect continued new business and an increase in average month-end equity valuations. Total assets under management are $1.4 trillion, up 12%, compared to $1.2 trillion the previous year.
    Securities lending revenue is $113 million in the quarter, up 27% compared to $89 million in the year-ago quarter, reflecting improved spreads and an increase in demand. Both quarters' results represent seasonally high activity.
    Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, is $169 million for the quarter, up 8% from $156 million a year ago. The increase was driven by strong transition management business.
    Processing fees and other revenue decreased $7 million, or 9%, to $70 million primarily due to a decline in payments from Deutsche Bank in consideration of net interest revenue for assets that are in transition to the State Street balance sheet.
    Net interest revenue on a fully taxable-equivalent basis is $228 million, a decrease of $10 million from $238 million a year ago. The reduction of net interest revenue is attributed to a flatter yield curve and narrower spreads, slightly offset by an increase in average balance sheet size.
    Expenses increased from $953 million to $1.03 billion, up $75 million, or 8%. Salaries and benefits expenses are up 8% to $552 million, primarily due to the impact of merit adjustments and benefits expense. Expenses for information systems & communications declined $9 million, or 7%, to $121 million due to reductions related to the conversion of Deutsche Bank's Global Securities Services business. The increase in expenses also includes higher transaction processing services, up 9% to $112 million, due to higher non-US volumes in the brokerage business. Occupancy expense increased 36%, or $30 million, to $114 million primarily due to the impact of the previously announced agreement to sub-lease several floors at the Corporation's headquarters building. Due to this transaction, the Corporation recorded a pre-tax charge of $26 million, or $0.05 per share, in the second quarter. Other expenses rose 17%, or $19 million, to $129 million due to increases in professional services related to the planned expansion of the Treasury group function, as well as compliance, regulatory requirements, and growth initiatives.

    The effective tax rate was 34.0% in both quarters.

    State Street purchased approximately 2.2 million shares of its common stock during the second quarter at an average price of $46.36 per share. The remaining authorization to purchase shares is 12.8 million shares.

    SECOND-QUARTER RESULTS VS. FIRST QUARTER

    Second-quarter net income per share of $0.66 compares to net income per share of $0.67 in the first quarter. Total revenue in the second quarter of $1.36 billion is up 4.1% versus $1.31 billion in the first quarter. Total expenses, including $26 million for the sub-lease agreement, are $1.03 billion, up 6.4% versus $966 million in the first quarter. Excluding the impact of the sub-lease agreement, expenses rose 3.7%. Return on stockholders equity of 14.4% in the second quarter compares with 15.0% in the first quarter.
    Servicing fees are up 3% to $618 million due to new business and management fees are down 2% to $173 million due a slight decline in equity valuations. Securities lending revenue increased 61%, from $70 million to $113 million, due to improved spreads and seasonally high volumes. Processing fees and other are down $14 million, or 17%, from $84 million to $70 million. Net interest revenue on a fully taxable-equivalent basis increased $5 million, or 2%, to $228 million, due to a slightly larger balance sheet, offset somewhat by a flatter yield curve.
    Salaries and employee benefits total $552 million, an increase of $28 million, or 5%, from $524 million, due to the impact of slightly higher staff levels, benefit costs, and merit increases. Other expenses are up $13 million, or 11%, from $116 million to $129 million primarily due to costs associated with expansion of the Treasury group infrastructure, compliance and regulatory requirements, and growth initiatives. Occupancy expense increased to $114 million from $92 million due to the charge associated with the previously announced agreement to sub-lease several floors at the Corporation's headquarters.

    ADDITIONAL INFORMATION

    All per share amounts represent diluted earnings per share.

    INVESTOR CONFERENCE CALL

    State Street will webcast an investor conference call today, Tuesday, July 19, 2005, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 719/457-2617 (confirmation code 815851). Recorded replays of the conference call will be available on the web site, and by telephone at +1 402/220-4230, beginning at 2:00 PM today. This press release and additional financial information is available on State Street's website, at www.statestreet.com/stockholder, under "Financial Reports."

    State Street Corporation (NYSE: STT) is the world's leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading. With $9.6 trillion in assets under custody and $1.4 trillion in assets under management, State Street operates in 25 countries and more than 100 geographic markets worldwide and employs 20,100 people worldwide. For more information, visit State Street's web site at www.statestreet.com or call 877/639-7788 (NEWS STT) toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.

    This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street's business mix, the dynamics of markets State Street serves, and State Street's success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2004 annual report on Form 10-K and subsequent SEC filings. State Street encourages investors to read the Corporation's annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, July 19, 2005, and the Corporation will not undertake efforts to revise those forward-looking statements to reflect events after this date.


                       STATE STREET CORPORATION
                        Press Release Addendum

                         Financial Highlights
                             June 30, 2005

                                Quarter Ended               % Change
                            ------------------------------------------
                                                             Q2   Q2
(Dollars in millions, except   June 30,  March 31,  June 30, vs.  vs.
 per share information)          2005      2005       2004   Q1   Q2
----------------------------------------------------------------------

Total Revenue                   $ 1,361   $ 1,308   $ 1,287   4%   6%
Total Expenses                    1,028       966       953   6    8
Net Income                          220       226       220  (3)   -

Earning Per Share:
    Basic                       $   .67   $   .68   $   .66  (1)   2
    Diluted                         .66       .67       .65  (1)   2
Cash dividends Declared Per
 Share                              .18       .17       .16

Return on Equity                   14.4%     15.0%     14.9%

Closing price per share of
 common stock                   $ 48.25    $ 43.72  $ 49.04

Assets under custody (AUC)
 (in trillions)                  $ 9.62     $ 9.52   $ 9.15
Assets under management (AUM)
 (in trillions)                    1.37       1.37     1.22


                              Six Months Ended    % Change
                            -------------------------------
                                                      2005
(Dollars in millions, except   June 30,  June 30,       vs.
 per share information)          2005      2004       2004
-----------------------------------------------------------

Total Revenue                  $ 2,669   $ 2,506        7
Total Expenses                   1,994     1,861        7
Net Income                         446       437        2

Earning Per Share:
    Basic                      $  1.35   $  1.31        3
    Diluted                       1.33      1.28        4
Cash dividends Declared Per
 Share                             .35       .31

Return on Equity                  14.7%     14.9%


                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION

(Dollars in
 millions,              Quarter Ended            Six Months Ended
 except per        -----------------------   -------------------------
 share           June 30, June 30,    %    June 30, June 30,     %
 information)       2005  2004(3) Change      2005   2004(3) Change
                  ------------------------   -------------------------

Fee Revenue:
Servicing fees    $  618  $  570     8%    $ 1,217  $ 1,125     8%
Management fees      173     153    13         350      300    17
Securities
 lending             113      89    27         183      153    20
Trading
 services            169     156     8         336      323     4
Processing fees
 and other            70      77    (9)        154      157    (2)
                  ------- -------          -------- --------
Total fee revenue  1,143   1,045     9       2,240    2,058     9

Net Interest Revenue:
Interest revenue     693     408    70       1,296      792    64
Interest expense     476     182   162         867      363   139
                  ------- -------          -------- --------
  Net interest
   revenue (1)       217     226    (4)        429      429     -
Provision for
 loan losses           -       -                 -        -
                  ------- -------          -------- --------
  Net interest
   revenue after
   provision for
   loan losses       217     226    (4)        429      429     -

Gain on the sales
 of available-for-
 sale investment
 securities, net       1      16   (94)          -       19  (100)
                  -------  ------          --------  -------
Total revenue      1,361   1,287     6       2,669    2,506     7

Operating Expenses:
Salaries and
 employee
 benefits            552     510     8       1,076      972    11
Information
 systems and
 communications      121     130    (7)        247      269    (8)
Transaction
 processing
 services            112     103     9         220      199    11
Occupancy            114      84    36         206      174    18
Merger and
 integration
 costs (2)             -      16  (100)          -       34  (100)
Other                129     110    17         245      213    15
                  ------- -------          -------- --------
  Total operating
   expenses        1,028     953     8       1,994    1,861     7
                  ------- -------          -------- --------
  Income before
   income tax
   expense           333     334               675      645
Income tax expense   113     114               229      208
                  ------- -------          -------- --------
  Net income      $  220  $  220     -     $   446  $   437     2
                  ======= =======          ======== ========

Earnings Per Share:
  Basic           $  .67  $  .66     2     $  1.35  $  1.31     3
  Diluted            .66     .65     2        1.33     1.28     4


OTHER SELECTED FINANCIAL INFORMATION

Average Shares Outstanding
 (in thousands):
  Basic          330,118 334,930           330,837  334,782
  Diluted        334,090 340,647           334,216  341,232

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $228 million and $238 million for the three months ended June 30, 2005 and June 30, 2004, respectively, and $451 million and $452 million for the six months ended June 30, 2005 and June 30, 2004, respectively.

(2) Reported earnings for the quarter and six months ended June 30, 2004 included $16 million and $34 million, respectively, of pre-tax merger and integration costs ($.03 and $.07 per share, respectively) relating to the integration of the Deutsche Bank Global Securities Service Business (GSS).

(3) Certain prior period amounts have been reclassified to conform to current period presentation.


                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
          Three months ended June 30, 2005 and March 31, 2005

                                           Quarter Ended
                                       ----------------------------

(Dollars in millions, except           June 30,  March 31,
 per share information)                   2005      2005  % Change
--------------------------------------------------------- ---------
Fee Revenue:
Servicing fees                        $    618  $    599        3 %
Management fees                            173       177       (2)
Securities lending                         113        70       61
Trading services                           169       167        1
Processing fees and other                   70        84      (17)
                                      --------- ---------
  Total fee revenue                      1,143     1,097        4

Net Interest Revenue:
Interest revenue                           693       603       15
Interest expense                           476       391       22
                                      --------- ---------
  Net interest revenue (1)                 217       212        2
Provision for loan losses                    -         -        -
                                      --------- ---------
  Net interest revenue after provision
   for loan losses                         217       212        2

Gain(loss) on the sales of available-
 for-sale investment securities, net         1        (1)    (200)
                                      --------- ---------
  Total revenue                          1,361     1,308        4

Operating Expenses:
Salaries and employee benefits             552       524        5
Information systems and communications     121       126       (4)
Transaction processing services            112       108        4
Occupancy                                  114        92       24
Other                                      129       116       11
                                      --------- ---------
  Total operating expenses               1,028       966        6
                                      --------- ---------
  Income before income tax expense         333       342
Income tax expense                         113       116
                                      --------- ---------
  Net income                          $    220  $    226       (3)
                                      ========= =========

Earnings Per Share:
  Basic                               $    .67  $    .68       (1)
  Diluted                                  .66       .67       (1)

OTHER SELECTED FINANCIAL INFORMATION

Average Shares Outstanding (in thousands):
  Basic                                330,118   331,563
  Diluted                              334,090   334,653

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $228 million and $223 million for the three months ended June 30, 2005 and March 31, 2005, respectively.


                       STATE STREET CORPORATION
                        Press Release Addendum

                  CONSOLIDATED STATEMENT OF CONDITION
----------------------------------------------------------------------

(Dollars in millions, except      June 30,    December 31,   June 30,
 share information)                  2005          2004         2004
----------------------------------------------------------------------

Assets
Cash and due from banks            $  6,466      $ 2,035      $ 3,588
Interest-bearing deposits with
 banks                               14,728       20,634       28,920
Securities purchased under
 resale agreements                   11,699       12,878       10,228
Federal funds sold                        -        5,450        2,050
Trading account assets                  805          745          448
Investment securities                53,854       37,571       36,011
Loans (less allowance of $18,
 $18 and $36)                         6,352        4,611        5,433
Premises and equipment                1,449        1,444        1,370
Accrued income receivable             1,249        1,204        1,140
Goodwill                              1,498        1,497        1,396
Other intangible assets                 466          494          542
Other assets                          5,688        5,477        3,014
                               ------------- ------------ ------------
  Total assets                     $104,254      $94,040      $94,140
                               ============= ============ ============

Liabilities
Deposits:
  Noninterest-bearing              $ 11,363      $13,671      $10,223
  Interest-bearing -- U.S.            2,328        2,843        4,594
  Interest-bearing -- Non-U.S.       48,366       38,615       40,530
                               ------------- ------------ ------------
Total deposits                       62,057       55,129       55,347

Securities sold under
 repurchase agreements               23,748       21,881       22,458
Federal funds purchased                 303          435        1,203
Other short-term borrowings           1,654        1,343        1,428
Accrued taxes and other
 expenses                             2,541        2,603        2,375
Other liabilities                     5,240        4,032        3,072
Long-term debt                        2,463        2,458        2,347
                               ------------- ------------ ------------
  Total liabilities                  98,006       87,881       88,230

Shareholders' Equity
Preferred stock, no par: authorized
 3,500,000; issued none
Common stock, $1 par:
 authorized 500,000,000 shares;
 issued 337,126,000,
 337,126,000 and 337,126,000 shares     337          337          337
Surplus                                 287          289          304
Retained earnings                     5,920        5,590        5,340
Accumulated other comprehensive
 (loss) income                           (6)          92           (5)
Treasury stock (at cost 6,427,000,
 3,481,000 and 1,548,000 shares)       (290)        (149)         (66)
-------------------------------------------- ------------ ------------
  Total shareholders' equity          6,248        6,159        5,910
                               ------------- ------------ ------------
  Total liabilities and
   shareholders' equity            $104,254      $94,040      $94,140
                               ============= ============ ============


    CONTACT: State Street Corporation
             Edward J. Resch, +1 617/664-1110
             or
             Investors:
             Kelley MacDonald, +1 617/664-3477
             or
             Media:
             Hannah Grove, +1 617/664-3377